FOR IMMEDIATE RELEASE

Contact:    Jane Merandi
            Alamco, Inc.
            200 West Main Street
            Clarksburg, WV   26301
            1-800-873-2526, extension 108
            http://www.alamco.com

                    RESTATEMENT OF RESULTS TO REFLECT CHANGES
                         IN ACCOUNTING FOR STOCK OPTIONS

      CLARKSBURG, WV, December 13, 1996 ... Alamco, Inc. announced a restatement of its results of operations for the nine months ended September 30, 1996 and the five years ended December 31, 1995 to reflect non-cash adjustments in the Company's accounting for nonqualified stock options as a result of the employee tax reimbursement feature included in the option arrangements. Under accounting for what are now treated to be variable stock options, periodic differences between the market price of the Company's Common Stock and the exercise prices of outstanding nonqualified stock options are recognized as non-cash compensa-tion expense. Accordingly, the restatement does not have any effect on the Company's cash flow and results in a slight increase in stockholders' equity from the net deferred tax benefits associated with this change.

      John L. Schwager, President of Alamco, Inc., commented: "The Company's business and cash flow are not affected in any way by the change in accounting for stock options. Gas prices remain strong and production volumes have continued to increase. The effect of the change on the Company is accounting, not economic. The accounting for stock options is complex and subject to many interpretations. Variations in apparently similar provisions can produce substantially different accounting treatment of the compensatory element inherent in all stock option arrangements."

      Further, Mr. Schwager stated that since 1982 the Company has treated stock options granted under its incentive stock option plans and its nonqualified stock option plans and agreements, all of which contain an employee tax reim-
bursement feature, in a consistent manner.   If the nonqualified plans and
agreements had not contained this tax reimbursement feature, the Company's historic accounting for stock options would have continued and no accounting adjustment would now be required. However, as a result of recent exercises of nonqualified stock options, the Company reviewed its accounting for stock options and concluded that its past accounting treatment was not in conformity with currently applicable accounting requirements. The Company has not granted any nonqualified stock options since September 30, 1996 and does not intend to grant new options containing a tax reimbursement feature. He stated that the Board is considering whether to eliminate the tax reimbursement feature from existing plans and agreements, subject to the consent of holders of outstanding stock options.

      During the eight year period 1987 to 1994, the aggregate differences between market prices and option exercise prices were not substantial, and the aggregate non-cash compensation expense charged or credited to income was only $387,000, net. However, since the beginning of 1995 the Company's stock price has risen significantly from approximately $6.00 per share to $11.75 at the end of the third quarter 1996. Accordingly, the net aggregate amount charged to income was $416,000 for 1995 and an additional $917,000 in the first nine months of 1996. Net income and earnings per share for the nine months ended September 30, 1996 were $1,563,000 ($0.32 per share) as adjusted, compared to $2,481,000
($0.51 per share) as originally reported. Net income and earnings per share for the year ended December 31, 1995 were $1,272,000 ($0.27 per share) as adjusted, compared to $1,695,000 ($0.36 per share) as originally reported. The accounting change is not expected to have an adverse impact on fourth quarter 1996 unless the market price of the Company's Common Stock increases significantly over the level reached at the end of the third quarter 1996.

      Alamco, headquartered in Clarksburg, West Virginia, is an independent producer of gas and oil in the Appalachian Basin with operations concentrated in
West Virginia, Tennessee and Kentucky.   The Company's stock is traded on the
American Stock Exchange under the symbol AXO. For additional information about the Company, visit the Company's Web site at http://www.alamco.com.